FEDERAL MORTGAGE INVESTORS, LTD.

                               CONTENTS

                                                                       PAGE


FINANCIAL STATEMENTS

  STATEMENTS OF FINANCIAL CONDITION                            2

  STATEMENTS OF OPERATIONS                                     2

  STATEMENTS OF CHANGES IN PARTNERS  CAPITAL                   3

  STATEMENTS OF CASH FLOWS                                     4

  NOTES TO FINANCIAL STATEMENTS                                6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                       7



                     FEDERAL MORTGAGE INVESTORS, LTD.

                    STATEMENTS OF FINANCIAL CONDITION



                                                        December 31,
                                                  ------------------------
                                                    1997          1996
                                                    ----          ----
ASSETS

Cash                                              $  7,565     $
Accounts receivable - related party                 47,897            666
Note receivable - related party                                    50,000
Prepaid management fees - related party                            58,019
Portfolio of residential mortgage loans                           441,798
Other real estate owned and available
   for sale                                                       301,011
Organization costs, net of accumulated
   amortization of $5,250 and $4,022                                  178
Equipment at cost, net of
   accumulated depreciation                          4,375          8,956
                                                  --------     ----------
TOTAL ASSETS                                      $ 59,837     $  860,628
                                                  ========     ==========

     LIABILITIES AND PARTNERS  CAPITAL

Accounts payable and other liabilities            $            $  138,176
Partners  capital                                   59,837        722,452
                                                  --------     ----------
TOTAL LIABILITIES AND PARTNERS  CAPITAL           $ 59,837     $  860,628
                                                  ========     ==========


                    See notes to financial statements.


                     FEDERAL MORTGAGE INVESTORS, LTD.

                         STATEMENTS OF OPERATIONS

                                              For the Years Ended
                                                  December 31,
                                                 1997          1996
REVENUE

Interest income - residential mortgage loans  $   7,574     $  72,845
Servicing fees                                    9,998        10,346
Consulting fees                                                12,500
Interest income - other                           9,111         1,258
Other income                                                      766
                                              ----------    ----------
                                                 26,683        97,715
                                              ----------    ----------

EXPENSES

Amortization                                        178         1,050
Commissions                                       5,667         5,511
Consulting                                          696           750
Depreciation                                      4,581         4,482
Fees and licenses                                 1,708         1,188
Legal and accounting                             10,398        34,175
Loss on sale of residential mortgage loans
and other real estate owned                     286,567        16,171
Management fees                                     396        26,077
Miscellaneous                                     1,730         6,822
Office                                            2,166         5,215
Rent                                              8,594        11,529
Salaries and wages                               24,575        89,442
Taxes                                             5,285         8,128
Telephone                                         4,101         6,725
Travel                                            1,669         3,515
                                              ----------    ----------
                                                358,311       220,780
                                              ----------    ----------
NET LOSS                                      $(331,628)    $(123,065)
                                              ==========    ==========


                    See notes to financial statements.





                     FEDERAL MORTGAGE INVESTORS, LTD.


                STATEMENTS OF CHANGES IN PARTNERS  CAPITAL


BALANCE,
  at January 1, 1996                                 $1,324,295

REDEMPTION OF LIMITED PARTNERSHIP UNITS               (291,126)

DISTRIBUTIONS                                         (187,652)

NET LOSS                                              (123,065)
                                                   ------------
BALANCE,
  at December 31, 1996                                  722,452

REDEMPTION OF LIMITED PARTNERSHIP UNITS               (176,000)

DISTRIBUTIONS                                         (154,987)

NET LOSS                                              (331,628)
                                                   ------------
BALANCE,
  at December 31, 1997                              $    59,837
                                                   ============

                    See notes to financial statements.

                     FEDERAL MORTGAGE INVESTORS, LTD.

                         STATEMENTS OF CASH FLOWS

                                             For the Years Ended
                                                  December 31,
                                             -------------------
                                                1997          1996
                                                ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
NET (LOSS) INCOME                            $(331,628)     $(123,065)

Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                    4,759          5,532

(Increase) decrease in operating assets:
  Accounts receivable - related party          (47,231)           733
  Prepaid management fees                       58,019        (19,249)
  Portfolio of residential mortgage loans      441,798        561,034
  Real estate owned and available for sale     301,011       (136,509)
Increase in operating liabilities:
  Accounts payable and other
     liabilities                              (138,176)       103,988
                                             ----------     ----------
  Total adjustments                            620,180        515,529
                                             ----------     ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES      288,552        392,464
                                             ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture, fixtures
     and equipment                                             (3,152)
  Receipt of proceeds of note receivable
     - related party                            50,000        (50,000)
                                             ----------     ----------
NET CASH PROVIDED (USED) BY
                INVESTING ACTIVITIES            50,000        (53,152)
                                             ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Redemption of limited partnership units     (176,000)      (291,126)
  Distributions to limited partners           (154,987)      (187,652)
                                             ----------     ----------
NET CASH USED BY FINANCING ACTIVITIES         (330,987)      (478,778)
                                             ----------     ----------
INCREASE (DECREASE) IN CASH                      7,565       (139,466)

CASH, at beginning of year                                    139,466
                                             ----------     ----------
CASH, at end of year                         $   7,565      $
                                             ==========     ==========
Supplemental Disclosure:
  No interest was paid in 1997 or 1996

                    See notes to financial statements.


                 FEDERAL MORTGAGE INVESTORS, LTD.

                  NOTES TO FINANCIAL STATEMENTS


              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE A - ORGANIZATION

The purpose of Federal Mortgage Investors, Ltd. (the Partnership) is to place, acquire, and deal in mortgage loans secured by first liens on real estate, interim financing, and to acquire insured instruments of deposits and/or debt securities issued by the United States Government and agencies thereof. Purchases of the mortgage loans, instruments of deposits and debt securities are made in accordance with policies set forth in the partnership agreement.

Profits and losses are allocated and cash distributions are made in accordance with the partnership agreement.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Portfolio of Residential Mortgage Loans

Residential mortgage loans are recorded at lower of cost or fair market value. The Partnership does not amortize purchase discounts on mortgage loans since it is the intent of the Partnership that the mortgage loans will be owned for several months and then sold to investors. The amortization of the discounts would not be significant to the operating results of the Partnership.

Organization Costs

Organization costs of $5,250 have been capitalized and are amortized on a straight-line basis over five years. Organization costs are comprised of legal fees associated with the organization of the Partnership. Amortization expense was $178 and $1,050 for 1997 and 1996, respectively.

Furniture, Fixtures and Equipment

Depreciation is provided for in amounts sufficient to allocate the cost of assets to operations over the estimated useful lives using the straight-line method.

Income Taxes

The financial statements include no provisions for federal or state income taxes since the income or loss is reportable on the tax returns of the partners.

Statements of Cash Flows

For purposes of reporting cash flows, the Partnership considers cash and cash equivalents as those amounts which are not subject to restrictions or penalties and have an original maturity of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain  reclassifications have been made to the 1996 financial  statements
to   conform   with  the  1997  financial  statement  presentation.    Such
reclassifications had no effect on net loss as previously reported.

NOTE C - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS

The Partnership purchases residential mortgage loans at a discount from the face amount of the loans with the intention of selling the loans at a gain after servicing them for a relatively short period of time. The mortgage loans are purchased by investors based on various factors inherent in the group of mortgages presented for sale. During the year ended December 31, 1997 the Partnership liquidated all mortgages held in the portfolio. It is the intention of the Partnership to place mortgages, without holding them in the future. There are no mortgages held at December 31, 1997. The fair market value of the mortgage loans at December 31, 1996, at a minimum, approximates cost after assessing the credit risks associated with the portfolio.

A summary of residential mortgage loans at December 31, 1996 is as follows:

          Face value at acquisition     $530,532
          Discount                       (70,939)
          Principal payments received    (17,795)
                                        ---------
                                        $441,798
                                        =========




NOTE D - OTHER REAL ESTATE OWNED

Other real estate owned represents real property acquired by foreclosure or in settlement of debt. Other real estate owned is valued at the lower of the property s fair value or the recorded investment in the mortgage. At the time of foreclosure, if the fair value of the real estate acquired is less than the Partnership s recorded investment in the mortgage, a write down is recognized through a charge to the allowance for mortgage losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.

At December 31, 1996, the Partnership was holding properties for sale with a cost basis of $301,011. There was no other real estate owned at December 31, 1997.


NOTE E - FURNITURE, FIXTURES AND EQUIPMENT

A summary of furniture, fixtures and equipment at December 31, follows:

                                         1997           1996
Furniture and fixtures               $     311      $     311
Equipment                               22,733         22,733
                                     ----------     ----------
                                        23,044         23,044

Less: accumulated depreciation         (18,669)       (14,088)
                                     ----------     ----------
                                     $   4,375      $   8,956
                                     ==========     ==========

NOTE F - RELATED PARTY TRANSACTIONS

The general partners of the Partnership include an individual and a corporation owned wholly by that individual. Also, a registered securities broker-dealer, of which a majority is owned by the individual general partner, conducted the offering of partnership units for sale to the general public.

For their services to the Partnership, the general partners are entitled to receive an annual management fee that is equal to three percent (3%) of the aggregate principal balance of the portfolio investments (as defined by the partnership agreement) at December 31, plus one percent (1%) of the cash flow of the Partnership (as defined by the partnership agreement). In addition, the management fee also includes one percent (1%) of the net income from capital transactions. Such management fees for 1997 and 1996 were $396 and $26,077, respectively.

NOTE F - RELATED PARTY TRANSACTIONS (CONTINUED)

The Partnership received approximately $10,000 and $19,000 in servicing fees for the years ended December 31, 1997 and 1996, respectively, from affiliated companies in which the individual general partner owns 100% of the outstanding stock. This fee relates to the servicing of mortgage loans included in the affiliate s portfolio.

During the years ended December 31, 1997 and 1996, the Partnership sold mortgage loans to an affiliate for approximately $390,000 and $138,000, respectively. The net loss on the 1997 sales totaled approximately $55,000. The 1996 sale approximated the Partnership s cost basis in the mortgages.

During the years ended December 31, 1997 and 1996, the Partnership rented office space from an affiliate for $8,594 and $11,529, respectively.

As of December 31, 1997 and 1996, the Partnership had a receivable from the general partner in the amount of $46,123 and $58,019, respectively, which consisted primarily of prepayment of management fees.

The Partnership had a note receivable for $50,000 as of December 31, 1996 from a Corporation whose controlling stockholder is a general partner in the Partnership. The note paid 12% interest per annum and was due in and paid in October, 1997.

NOTE G - LIMITED PARTNERSHIP CAPITAL UNITS

During 1997 and 1996, 176 and 379 partnership units were redeemed for $176,000 and $291,126, respectively.

As of December 31, 1997 and 1996, there were 1,552 and 1,728 partnership units issued and outstanding.


NOTE H -FAIR VALUE OF FINANCIAL INSTRUMENTS  IN ACCORDANCE
        WITH THE REQUIREMENTS OF SFAS NO. 107

The Partnership s financial instruments consist of all of its assets and liabilities. The Partnership s management has determined that the fair value of all of its financial instruments is equivalent to the carrying cost.

NOTE I - CONCENTRATION OF CREDIT RISK

The Partnership invests in various financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to a maximum of $100,000. At December 31, 1997 and 1996, the Partnership had no deposits in excess of FDIC insured limits.

NOTE J - COMMITMENTS AND CONTINGENCIES

The Partnership entered into a lawsuit in July, 1995, regarding the purchase of nineteen first lien residential mortgage notes which were worth considerably less than represented. In 1996, the Partnership resolved the suit in an out of court settlement and obtained a judgment totaling $977,000. Applicable attorney fees are $150,000, of which $125,000 is unpaid at December 31, 1997. The Partnership will be compensated by purchasing acceptable mortgages, as defined in a mediation agreement, and selling these mortgages at a four percentage point spread to the defendants. The parties shall each use their best efforts to complete performance of payment within a forty-eight month period ending October, 2000 unless extended by mutual agreement. As of December 31, 1997 no securities had been purchased under this agreement. The co-general partner has been named in a lawsuit by the Partnership s former attorneys to collect legal fees stemming from this lawsuit. The Partnership s former counsel contend they are owed legal fees in the amount of $268,100 plus costs and interest. The Partnership believes the lawsuit is without merit, and is vigorously contesting the lawsuit. While the lawsuit does not presently name the Partnership as a party, it is possible that the complaint could be amended to include the Partnership.



January 27, 1998



TO THE PARTNERS
Federal Mortgage Investors, Ltd.
Sarasota, Florida


                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited the accompanying statements of financial condition of Federal Mortgage Investors, Ltd., as of December 31, 1997 and 1996 and the related statements of operations, changes in partners capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal Mortgage Investors, Ltd. at December 31, 1997 and 1996 and the results of their operations, changes in partners capital and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Certified Public Accountants